FOURTH QUARTER 2005
INTERIM FINANCIAL STATEMENTS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005

AGRIUM INC.
Consolidated Statements of Operations and Retained Earnings
(Millions of U.S. dollars, except per share information)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
		Restated (note 2)		Restated (note 2)
Sales	$817	$766	$3,491	$3,001
Direct freight	47	46	197	163

Net sales	770	720	3,294	2,838
Cost of product	557	466	2,247	1,928

Gross profit	213	254	1,047	910

Expenses
Selling	70	62	254	237
General and administrative	22	20	79	63
Depreciation and amortization	35	39	146	156
Kenai award and settlement (note 3)	—	(45)	—	(86)
Royalties and other taxes	11	6	45	29
Other expenses (income) (note 8)	(20)	4	23	44

	118	86	547	443

Earnings before interest expense and income taxes	95	168	500	467
Interest on long-term debt	10	17	47	65
Other interest	1	3	2	4

Earnings before income taxes	84	148	451	398

Current income taxes	15	24	113	99
Future income taxes	15	26	55	33

Income taxes	30	50	168	132

Net earnings	54	98	283	266
Retained earnings — beginning of period (as reported)	548	305	398	145
Cumulative change in accounting policy (note 2)	—	(4)	(6)	(5)

Retained earnings – beginning of period (as restated)	548	301	392	140
Common share dividends declared	(7)	(7)	(14)	(14)
Common share repurchase (note 5)	(11)	—	(77)	—

Retained earnings — end of period	$584	$392	$584	$392

Earnings per share (note 9)
Basic	$0.41	$0.75	$2.14	$2.03
Diluted	$0.40	$0.71	$2.12	$1.91
See accompanying notes

AGRIUM INC.
Consolidated Statements of Cash Flows
(Millions of U.S. dollars)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
		Restated (note 2)		Restated (note 2)
Operating
Net earnings	$54	$98	$283	$266
Items not affecting cash
Depreciation and amortization	35	39	146	156
Kenai award and settlement (note 3)	—	(36)	—	(36)
Proceeds on settlement (note 3)	—	25	—	25
Loss on disposal of assets and investments	(5)	(4)	(4)	(6)
Future income taxes	15	26	55	33
Foreign exchange	(1)	(1)	(6)	(5)
Other	6	7	27	15
Net change in non-cash working capital	(96)	35	(51)	(8)

Cash provided by operating activities	8	189	450	440

Investing
Capital expenditures	(78)	(33)	(175)	(82)
Increase in other assets	(8)	(7)	(22)	(14)
Proceeds from disposal of assets and investments	10	7	13	10
Net change in non-cash working capital	(1)	—	(10)	—
Other	(5)	3	(18)	7

Cash used in investing activities	(82)	(30)	(212)	(79)

Financing
Common shares	3	4	50	12
Common share repurchase (note 5a)	(15)	—	(98)	—
Long-term debt	(30)	(36)	(126)	(134)
Bank indebtedness	1	(1)	—	—
Preferred security repayment	—	—	(175)	—
Common share dividends paid	—	—	(14)	(14)

Cash used in financing activities	(41)	(33)	(363)	(136)

(Decrease) Increase in cash and cash equivalents	(115)	126	(125)	225
Cash and cash equivalents — beginning of period	415	299	425	200

Cash and cash equivalents — end of period	$300	$425	$300	$425

See accompanying notes

AGRIUM INC.
Consolidated Balance Sheet
(Millions of U.S. dollars)
(Unaudited)

	As at	As at
	December 31,	December 31,
	2005	2004
		Restated (note 2)
ASSETS
Current assets
Cash and cash equivalents	$300	$425
Accounts receivable	443	388
Inventories	533	447
Prepaid expenses	91	56

	1,367	1,316
Property, plant and equipment	1,293	1,239
Other assets	103	82
Future income tax assets	22	24

	$2,785	$2,661

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank indebtedness	$5	$—
Accounts payable and accrued liabilities	576	472
Current portion of long-term debt	30	60

	611	532

Long-term debt
Recourse debt	442	471
Non-recourse debt	—	69
Preferred securities (note 2, 4)	—	175

	442	715
Other liabilities	280	257
Future income tax liabilities	272	209

	1,605	1,713

Shareholders’ equity
Share capital
Authorized: unlimited common shares
Issued: common shares: 2005 – 131 million (December 2004 – 132 million) (note 5)	583	553
Contributed surplus	3	2
Retained earnings	584	392
Cumulative translation adjustment	10	1

	1,180	948

	$2,785	$2,661

See accompanying notes

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the three and twelve months ended December 31, 2005
(Millions of U.S. dollars, except per share amounts)
(Unaudited)
1. SIGNIFICANT ACCOUNTING POLICIES
The Corporation’s accounting policies are in accordance with accounting principles generally accepted in Canada and are consistent with those outlined in the annual audited financial statements except where stated below. These interim consolidated financial statements do not include all disclosures normally provided in annual financial statements and should be read in conjunction with the Corporation’s audited consolidated financial statements for the year ended December 31, 2004. In management’s opinion, the interim consolidated financial statements include all adjustments necessary to present fairly such information.
Certain comparative figures have been reclassified to conform to the current year’s presentation.
2. CHANGE IN ACCOUNTING POLICY
Effective January 1, 2005, the Corporation adopted the revised Canadian accounting standards for disclosure and presentation of financial instruments. The amendment requires obligations that must or could be settled with a variable number of the entity’s own equity instruments to be classified as liabilities. Consequently, the Corporation reclassified from equity to liabilities its eight percent preferred securities, redeemed February 14, 2005 and its six percent preferred securities, converted to common shares in January 2004. This change was applied retroactively with restatement of prior periods. The effect of the adoption on prior periods and the cumulative impact of retroactive restatement as at the date of adoption are presented below as increases (decreases):

As at
December 31,
2004
Balance Sheet
Other assets	$5
Long-term debt	175
Future income tax liabilities	8
Preferred securities	(172)
Retained earnings	(6)

	Three months	Twelve months
	ended December 31,	ended December 31,
	2004	2004
Income Statement
Interest on long-term debt	$4	$14
Future income tax expense	—	(4)

Earnings per share
Net earnings available for basic earnings per share	(4)	(10)
Basic earnings per share	(0.01)	(0.01)
Diluted earnings per share	—	—

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the three and twelve months ended December 31, 2005
(Millions of U.S. dollars, except per share amounts)
(Unaudited)
3. KENAI AWARD AND SETTLEMENT
The following amounts were recorded during 2004 relating to the arbitration award and settlement of legal claims in our dispute with Union Oil Company of California (Unocal):

	2004
	Three months ended	Twelve months ended
	December 31,	December 31,
Arbitration award (a)	$9	$50
Settlement of legal claims (b)	36	36

	$45	$86

(a) Arbitration award
During 2004, the Corporation was awarded liquidated damages with respect to a dispute with Unocal over gas supply obligations to our Kenai, Alaska nitrogen facility. The Arbitration Panel awarded the Corporation $37-million plus interest for damages up to April 2004. An additional $4-million was received for the period May to September 2004 and $9-million for the period October to December 2004. The total liquidated damages recorded during 2004 were $50-million.
(b) Settlement of legal claims
In December of 2004, the Corporation settled its dispute with Unocal over obligations under the Purchase and Sale Agreement, pursuant to which the Corporation acquired its Kenai, Alaska nitrogen facility. The settlement agreement established a definitive gas supply obligation from Unocal to the Kenai facility up until October 31, 2005.
The net gain of $36-million recorded in the fourth quarter of 2004 was comprised of the following:

Three and Twelve months
ended December 31, 2004
Net cash received	$25
Earn-out adjustment (2001 – 2004)	81
Adjustments related to termination of gas supply	(70)

Net gain	$36

4. PREFERRED SECURITIES
On February 14, 2005, the Corporation redeemed the $175-million, eight percent redeemable preferred securities for cash. The redemption price was equal to the principal amount of the securities plus accrued and unpaid interest to the date of redemption.
In January 2004, pursuant to the Corporation’s plan to redeem the six percent preferred securities, all holders of the convertible, redeemable preferred securities elected to convert the securities into common shares at the stated conversion price of $11.9677 per share, resulting in the issuance of an additional 4.18 million common shares.

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the three and twelve months ended December 31, 2005
(Millions of U.S. dollars, except per share amounts)
(Unaudited)
5. SHARE CAPITAL

	Three months ended
	December 31,
	2005		2004
	Number of		Number of
	Shares		Shares
	(millions)	Amount	(millions)	Amount

Common shares
Issued and outstanding, beginning of period	131	$583	131	$548
Exercise of stock options	1	4	1	5
Shares repurchased (a)	(1)	(4)	—	—

Issued and outstanding, end of period	131	$583	132	$553

	Twelve months ended
	December 31,
	2005		2004
	Number of		Number of
	Shares		Shares
	(millions)	Amount	(millions)	Amount

Common shares
Issued and outstanding, beginning of period	132	$553	127	$490
Preferred securities redemption	—	—	4	50
Issued on exercise of stock options	4	51	1	13
Shares repurchased (a)	(5)	(21)	—	—

Issued and outstanding, end of period	131	$583	132	$553

(a)	On April 28, 2005, the Board of Directors of the Corporation authorized a share repurchase program of up to 13 million common shares (approximately 10 percent of the Corporation’s issued and outstanding common shares) through a normal course issuer bid. Shares may be repurchased from time to time on the open market through to May 2, 2006 at prevailing market prices. Effective October 12, 2005 the share repurchase program was suspended pending completion of proposed acquisition activities.

During the three months ended December 31, 2005, the Corporation repurchased for cancellation 691,600 common shares under the program, at a net cost of $15-million and an average price of $21.02. The repurchase resulted in a reduction of share capital of $4-million and the excess net cost over the average book value of the shares of $11-million has been recorded as a reduction of retained earnings. During the twelve months ended December 31, 2005, a total of 4,696,100 shares have been repurchased at a net cost of $98-million and an average price per share of $20.82, resulting in a reduction of share capital of $21-million and a reduction of retained earnings of $77-million.

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the three and twelve months ended December 31, 2005
(Millions of U.S. dollars, except per share amounts)
(Unaudited)
6. EMPLOYEE FUTURE BENEFITS
The total net employee future benefits expense for the Corporation’s pension and post-retirement benefit plans are computed as follows:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004

Defined benefit pension plans	$1	$4	$7	$10
Post-retirement benefit plans	1	3	5	7
Defined contribution pension plans	2	3	11	11

Total expense	$4	$10	$23	$28

7. STOCK-BASED COMPENSATION
The Corporation began prospectively expensing the fair value of stock options granted in 2003 over their vesting period. In accordance with the prospective method of adoption, the Corporation has recorded no compensation expense for stock options granted prior to January 1, 2003 and will continue to provide pro forma disclosure of the effect on net earnings and earnings per share had the fair value been expensed. The following table summarizes the pro forma disclosure for stock options granted prior to 2003 that have not been expensed.

	Three months ended
	December 31,
	2005		2004
	As Reported	Pro forma	As Reported	Pro forma

			Restated (note 2)	Restated (note 2)
Net earnings	$54	$53	$98	$97
Earnings per share
Basic	$0.41	$0.40	$0.75	$0.74
Diluted	$0.40	$0.40	$0.71	$0.70

	Twelve months ended
	December 31,
	2005		2004
	As Reported	Pro forma	As Reported	Pro forma

			Restated (note 2)	Restated (note 2)
Net earnings	$283	$281	$266	$262
Earnings per share
Basic	$2.14	$2.13	$2.03	$2.00
Diluted	$2.12	$2.10	$1.91	$1.89

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the three and twelve months ended December 31, 2005
(Millions of U.S. dollars, except per share amounts)
(Unaudited)
8. OTHER EXPENSES (INCOME)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004

Interest income	$(7)	$(7)	$(22)	$(16)
Idle plant costs	6	—	9	5
Stock based compensation	3	1	13	4
Environmental remediation and accretion of asset retirement obligation	3	6	9	14
Deferred financing costs on settlement of debt	—	—	14	—
Realized and unrealized loss (gain) on non- qualifying derivatives	4	(3)	21	(3)
Foreign exchange gain	1	(3)	(5)	(6)
Kenai, Alaska nitrogen facility earn-out	—	10	—	28
Litigation and contract settlements	(16)	—	(25)	(7)
Other	(14)	—	9	25

	$(20)	$4	$23	$44

9. EARNINGS PER SHARE
The following table summarizes the computation of net earnings per share:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
		Restated (note 2)		Restated (note 2)
Numerator:
Net earnings and numerator for basic earnings per share	$54	$98	$283	$266

Preferred securities charges (net of tax)	—	4	—	10

Numerator for diluted earnings per share	$54	$102	$283	$276

Denominator – weighted average common shares outstanding:
For basic earnings per share	131	132	132	131

Dilutive instruments:
Stock options (a)	1	2	1	1
Preferred securities:
$175-million, eight percent (a) (note 4)	—	10	—	12

For diluted earnings per share	132	144	133	144

Basic earnings per share	$0.41	$0.75	$2.14	$2.03
Diluted earnings per share	$0.40	$0.71	$2.12	$1.91

(a)	For diluted earnings per share, these dilutive instruments are added back only when the impact of the instrument is dilutive to basic earnings per share.

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the three and twelve months ended December 31, 2005
(Millions of U.S. dollars, except per share amounts)
(Unaudited)
9. EARNINGS PER SHARE (CONTINUED)
There were 131 million common shares outstanding at December 31, 2005 (2004 — 132 million). As at December 31, 2005, the Corporation has outstanding approximately six million (2004 — eight million) options and options with tandem stock appreciation rights to acquire common shares.
10. FINANCIAL INSTRUMENTS
NATURAL GAS SUPPLY
De-designated Financial Instruments
Effective July 1, 2005, the Corporation’s previously qualifying natural gas derivative contracts were determined to no longer qualify for hedge accounting due to reduced correlation between AECO based natural gas purchase contracts and NYMEX based derivative contracts. Accordingly, the fair value of these derivative contracts at July 1, 2005, an unrealized gain of $40-million, was deferred and will be recognized as cost of product manufactured in the same periods during which the originally hedged gas purchases occur between 2005 and 2009. Subsequent changes in fair value of these derivatives will be recognized through other expenses.
During the fourth quarter of 2005, $5-million and $1-million of the deferred gain were recognized as cost of product sold and inventory, respectively. At December 31, 2005, the current and long-term portions of the remaining deferred gain of $15-million and $14-million were included in accounts payable and accrued liabilities and other liabilities, respectively. The change in fair value of these non-qualifying derivative contracts during the fourth quarter of 2005, a gain of $1-million, was recognized as a reduction to other expenses. At December 31, 2005, the Corporation had 27 million MMBtu notional amount remaining on unsettled de-designated natural gas contracts maturing in 2006 — 2009.
Other Financial Instruments
At December 31, 2005, the Corporation had 25 million MMBtu notional amount of natural gas AECO basis swap contracts maturing in 2006 — 2007, 14 million MMBtu notional amount of natural gas option and swap contracts maturing in 2006 — 2007. These contracts did not qualify for hedge accounting treatment. During the fourth quarter of 2005, other expenses included net realized and unrealized losses in the amount of $5-million primarily related to AECO basis swaps. At December 31, 2005, accounts payable included $18-million, other liabilities included $1-million, accounts receivable included $16-million and other assets included $8-million, representing the fair value of the contracts.
FOREIGN EXCHANGE
At December 31, 2005, the Corporation had C$105-million underlying amount of forward currency contracts with forward rates ranging from C$1.1723 to C$1.1823 and maturing in 2006 that qualified for hedge accounting. During the fourth quarter of 2005, net realized gains on forward currency contracts of $1-million were recorded in sales.

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the three and twelve months ended December 31, 2005
(Millions of U.S. dollars, except per share amounts)
(Unaudited)
11. SUBSEQUENT EVENT
Acquisition of Royster-Clark Ltd.
The Corporation has issued a take over bid to purchase all of the outstanding Income Deposit Securities (IDSs) of Royster-Clark Ltd. and Royster Clark ULC (collectively “Royster-Clark”) at C$11.90 cash per IDS. Total purchase consideration is C$609-million, including assumed liabilities. The bid expires on February 8, 2006.
Royster-Clark is a retail company in the United States with over 250 retail centres located primarily in the Midwestern and Southeastern United States.
12. SEASONALITY
The fertilizer and agricultural retail businesses are seasonal in nature. Sales are concentrated in the spring and fall planting seasons while produced inventories are accumulated throughout the year. Cash collections generally occur after the planting seasons in North and South America.
13. SEGMENTED INFORMATION
The Corporation’s primary activity is the production and wholesale marketing of nitrogen, potash and phosphate and the retail sales of fertilizers, chemicals and other agricultural inputs and services. The Corporation operates principally in Canada, the United States and South America.
Net sales between segments are accounted for at prices, which approximate fair market value and are eliminated on consolidation. The reportable segment entitled “Other” includes Corporate functions and inter-segment eliminations.

Schedule 1
AGRIUM INC.
Segmentation
(Unaudited — millions of U.S. dollars)

	Three Months Ended December 31
			Wholesale
	Retail		North America		South America		Other		Total
	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
Net sales — external	$267	$219	$470	$464	$33	$37	$—	$—	$770	$720
— inter-segment	—	—	43	36	11	2	(54)	(38)	—	—

Total net sales	267	219	513	500	44	39	(54)	(38)	770	720
Cost of product	177	146	415	349	17	11	(52)	(40)	557	466

Gross profit	90	73	98	151	27	28	(2)	2	213	254
Gross profit %	34%	33%	19%	30%	61%	72%	4%	(5)%	28%	35%

Selling Expenses	$66	$58	$5	$5	$1	$—	$(2)	$(1)	$70	$62

EBITDA (1)	$29	$21	$93	$169	$26	$27	$(18)	$(10)	$130	$207

EBIT (2)	$25	$17	$67	$140	$23	$23	$(20)	$(12)	$95	$168

	Twelve Months Ended December 31
			Wholesale
	Retail		North America		South America		Other		Total
	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
Net sales — external	$1,242	$1,114	$1,899	$1,594	$153	$130	$—	$—	$3,294	$2,838
— inter-segment	—	—	132	109	16	13	(148)	(122)	—	—

Total net sales	1,242	1,114	2,031	1,703	169	143	(148)	(122)	3,294	2,838
Cost of product	895	798	1,443	1,211	54	41	(145)	(122)	2,247	1,928

Gross profit	347	316	588	492	115	102	(3)	—	1,047	910
Gross profit %	28%	28%	29%	29%	68%	71%	2%	0%	32%	32%

Selling Expenses	$239	$222	$19	$17	$1	$1	$(5)	$(3)	$254	$237

EBITDA (1)	$113	$99	$515	$465	$99	$98	$(81)	$(39)	$646	$623

EBIT (2)	$96	$81	$408	$349	$84	$83	$(88)	$(46)	$500	$467

(1)	Earnings (loss) before interest expense, income taxes, depreciation, amortization and asset impairment.

(2)	Earnings (loss) before interest expense and income taxes.

Schedule 2a
AGRIUM INC.
Product Lines
Three Months Ended December 31, 2005
(Unaudited — millions of U.S. dollars)

	2005					2004
	Net	Gross	Sales Tonnes	Selling Price	Margin	Net	Gross	Sales Tonnes	Selling Price	Margin
	Sales	Profit	(000’s)	($/Tonne)	($/Tonne)	Sales	Profit	(000’s)	($/Tonne)	($/Tonne)

North America Wholesale
Nitrogen (1)
Ammonia	$190	$27	500	$380	$54	$100	$24	325	$308	$74
Urea	140	20	445	315	45	166	53	649	256	82
Nitrate, Sulphate and Other	47	8	204	230	39	71	17	352	202	48

Total Nitrogen	377	55	1,149	328	48	337	94	1,326	254	71
Phosphate	79	9	250	316	36	101	23	370	273	62
Potash (2)	57	34	347	164	98	62	34	464	134	73

	513	98	1,746	294	56	500	151	2,160	231	70

South America Wholesale (1)	44	27	173	254	156	39	28	149	262	188

Retail (3)
Fertilizers	161	33				131	28
Chemicals	76	41				62	32
Other	30	16				26	13

	267	90				219	73

Other inter-segment eliminations	(54)	(2)				(38)	2

Total	$770	$213				$720	$254

(1)	International nitrogen sales were 456,000 tonnes (2004 – 437,000 tonnes); net sales were $125-million (2004 – $110-million) and gross profit was $54-million (2004 – $62-million).

(2)	International potash sales were 144,000 tonnes (2004 – 200,000 tonnes); net sales were $19-million (2004 – $22-million) and gross profit was $12-million (2004 – $14-million).

(3)	International Retail net sales were $50-million (2004 – $37-million) and gross profit was $10-million (2004 – $5-million).

Schedule 2b
AGRIUM INC.
Product Lines
Twelve Months Ended December 31, 2005
(Unaudited — millions of U.S. dollars)

	2005					2004
	Net	Gross	Sales Tonnes	Selling Price	Margin	Net	Gross	Sales Tonnes	Selling Price	Margin
	Sales	Profit	(000’s)	($/Tonne)	($/Tonne)	Sales	Profit	(000’s)	($/Tonne)	($/Tonne)

North America Wholesale
Nitrogen (1)
Ammonia	$606	$142	1,881	$322	$75	$397	$113	1,438	$276	$79
Urea	584	165	2,064	283	80	499	134	2,211	226	61
Nitrate, Sulphate and Other	273	67	1,237	221	54	284	68	1,510	189	45

Total Nitrogen	1,463	374	5,182	282	72	1,180	315	5,159	229	61
Phosphate	313	57	1,065	294	54	309	71	1,181	262	60
Potash (2)	255	157	1,611	158	97	214	106	1,796	119	59

	2,031	588	7,858	258	75	1,703	492	8,136	209	60

South America Wholesale (1)	169	115	634	267	181	143	102	634	226	161

Retail (3)
Fertilizers	626	141				556	131
Chemicals	458	130				416	118
Other	158	76				142	67

	1,242	347				1,114	316

Other inter-segment eliminations	(148)	(3)				(122)	—

Total	$3,294	$1,047				$2,838	$910

(1)	International nitrogen sales were 1,840,000 tonnes (2004 – 1,881,000 tonnes); net sales were $462-million (2004 – $393-million) and gross profit was $250-million (2004 — $206-million).

(2)	International potash sales were 751,000 tonnes (2004 – 730,000 tonnes); net sales were $97-million (2004 – $71-million) and gross profit was $63-million (2004 — $42-million).

(3)	International Retail net sales were $146-million (2004 – $118-million) and gross profit was $26-million (2004 – $22-million).